EXHIBIT 5

                          [HOGAN & HARTSON LETTERHEAD]


                                October 23, 2000

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North

Suite 750
Birmingham, Alabama  35203

Gentlemen:

                  This firm has acted as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration on Form S-3 (the "Registration Statement") of 600,000 Common Shares of Beneficial Interest, par value $.01 per share, of the Company (the "Common Shares"), issuable in connection with the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. A copy of the Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  3. The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  5. Resolutions of the Board of Trustees of the Company adopted at a meeting held on October 17, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the authorization of the filing with the Securities and Exchange Commission of the Registration Statement.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995 and Alabama Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Alabama Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Shares, when issued and delivered in the manner and on the terms described in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

                  This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                    Very truly yours,

                                                    /s/ HOGAN & HARTSON L.L.P.

                                                        HOGAN & HARTSON L.L.P.